UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2018

FOAMIX PHARMACEUTICALS LTD.
(Exact name of registrant as specified in its charter)

Israel	001-36621	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Holzman Street, Weizmann Science Park
Rehovot, Israel	7670402
(Address of principal executive offices)	(Zip Code)

+972-8-9316233
(Registrant’s telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Dr. Rigel from Board; Appointment as Consultant to Company

On November 14, 2018, Dr. Darrell Rigel resigned from the board of directors, or the Board, of Foamix Pharmaceuticals Ltd., or the Company, effective immediately, including all committees thereof.

Following his resignation, Dr. Rigel will serve as a consultant to the Company.

In connection with Dr. Rigel’s resignation, the Board appointed Dr. Dalia Megiddo as a member of the Company’s Audit Committee to fill the vacancy left by Dr. Rigel’s resignation.

Dr. Rigel’s resignation was not the result of any disagreement with the Company or its management.

Appointment of New Director

On November 14, 2018, the Board appointed Anthony Bruno to serve as a director of the Company to fill the vacancy on the Board due to Dr. Rigel’s resignation and to serve until the Company’s next annual general meeting. Mr. Bruno has also been appointed to serve on the Company’s Compensation Committee.

Mr. Bruno served as a strategic consultant to healthcare-focused investment funds and was a strategic advisor to Foamix from 2014 until August 2018. He was employed at Warner Chilcott from 2000 to 2011, most recently as Executive Vice President with responsibility for all business development activities including product acquisitions and divestitures as well as licensing agreements. Prior to this, he served as General Counsel for Warner Chilcott where he was responsible for all legal activities, including leading the efforts to in-license the company’s dermatology portfolio from LEO Pharma.  Additionally, Mr. Bruno was responsible for the acquisition of Pfizer’s female healthcare business and the acquisition of Proctor and Gamble’s pharmaceutical business.  Mr. Bruno was also a member of the executive team that worked with a consortium of four private equity funds to take Warner Chilcott private and subsequently public on Nasdaq 18 months later.

Prior to that, Mr. Bruno spent 16 years at Warner Lambert, holding several positions of increasing strategic responsibility. While there, he worked on the Lipitor co-promotion agreement with Pfizer and Warner Lambert’s announced merger with American Home Products and acquisition by Pfizer. Mr. Bruno began his legal career as an associate with Shearman & Sterling in New York in 1981.  He received a J.D. with honors from The George Washington University Law School and graduated magna cum laude from Syracuse University with a B.A. in Political Science.

Mr. Bruno will receive the standard director compensation that the Company provides to its non-employee directors pursuant to its amended compensation policy as described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 11, 2018. Mr. Bruno has entered into the Company’s standard form of indemnification agreement, the form of which was filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on February 27, 2018.

Mr. Bruno was not appointed as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Mr. Bruno and the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Bruno’s appointment to the Board is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated November 19, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2018
FOAMIX PHARMACEUTICALS LTD.

By:	/s/ Ilan Hadar
Ilan Hadar
Chief Financial Officer & Country Manager